Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

Cell Genesys Reports First Quarter 2008 Financial Results

Conference Call Scheduled for 5:00 p.m. ET Today

SOUTH SAN FRANCISCO, Calif., May 1, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the first quarter ended March 31, 2008. The company ended the quarter with approximately $114.9 million in cash, cash equivalents and short-term investments. This figure does not include the $50.0 million payment received from Takeda Pharmaceutical Company Limited in April 2008 pursuant to the collaboration agreement announced on March 31, 2008 for the development and commercialization of GVAX immunotherapy for prostate cancer.

The company reported a net loss of $22.6 million, or $0.29 per fully diluted share, for the first quarter of 2008 compared to a loss of $29.4 million, or $0.49 per fully diluted share, for the same period in 2007.

Revenues for the quarter ended March 31, 2008 were $13.4 million compared to revenues of $1.3 million for the comparable period in 2007. This increase is due to the recognition of $12.0 million of revenue received in December 2007 from the sale of the company’s lentiviral gene delivery technology to GBP IP, LLC, the majority shareholder of Lentigen Corporation.

Research and development costs were $29.3 million for the first quarter of 2008 compared to $24.0 million for the first quarter of 2007. The increase is primarily due to expenses related to the ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, the company’s lead product development program. General and administrative expenses were $5.4 million for the first quarter of 2008 compared to $5.2 million for the corresponding period in 2007.

“The first quarter of 2008 was, of course, notable for the collaboration agreement with Takeda for the development and commercialization of GVAX immunotherapy for prostate cancer, as well as further encouraging clinical trial reports for this product,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We have already begun to work closely with our partners at Takeda and look forward to drawing upon their extensive drug development experience as we work together to advance GVAX immunotherapy for prostate cancer through Phase 3 development as efficiently as possible.”

First Quarter and Other Recent Highlights

•	Announced in March 2008 the formation of a global alliance with Takeda Pharmaceutical Company Limited for the development and commercialization of GVAX immunotherapy for prostate cancer. Under the agreement, in exchange for exclusive worldwide commercial rights to GVAX immunotherapy for prostate cancer, Takeda has paid Cell Genesys an upfront payment of $50 million and will pay additional milestone payments totaling up to $270 million relating primarily to regulatory approval and commercialization of GVAX immunotherapy for prostate cancer in the United States, European Union and Japan. Takeda will pay Cell Genesys tiered, double-digit royalties based on net sales of GVAX immunotherapy for prostate cancer in the United States and flat double-digit royalties based on net sales of the product in all other regions. As of the signing of the agreement, Takeda will pay for all external development costs associated with the ongoing Phase 3 clinical development of GVAX immunotherapy for prostate cancer and will also pay for all additional development costs and all commercialization costs. Cell Genesys will maintain responsibility for the worldwide manufacture and supply of the product and will retain rights to co-promote GVAX immunotherapy for prostate cancer in the United States.

•	Announced in April 2008 immunological data from the ongoing Phase 1 clinical trial of GVAX immunotherapy for prostate cancer in combination with ipilimumab (MDX-010) that suggest an association between an increase in T-cell immunity and anti-tumor activity as measured by a decrease in prostate-specific antigen (PSA) serum levels. The data were presented at the annual meeting of the American Association for Cancer Research (AACR).

•	Announced in April 2008 data from a preclinical study demonstrating that multiantigen immunotherapies provide superior anti-tumor protection, including improved infiltration of immune T-cells into tumors and improved tumor-specific immunologic memory, compared to single-antigen immunotherapies. The data were presented at the AACR annual meeting.

•	Announced in April 2008 data from a completed Phase 1/2 clinical trial (G-9802) of GVAX immunotherapy for prostate cancer in men with recurrent prostate cancer who had not yet received treatment with hormone replacement therapy following relapse after prostate cancer surgery and/or radiation therapy. Data from the trial, which enrolled 19 patients, indicate that GVAX immunotherapy for prostate cancer results in a statistically significant increase in median PSA doubling time as well as the formation of prostate cancer-associated antibodies in 79 percent of patients who received GVAX immunotherapy. These data were presented at the annual meeting of the Tumor Vaccine and Cell Therapy Working Group held in conjunction with the AACR annual meeting.

•	Announced in February 2008 results of an analysis examining the potential association between immune responses to GVAX immunotherapy for prostate cancer and increased patient survival in a Phase 2 trial (G-0010) in patients with metastatic, hormone-refractory prostate cancer. An ongoing analysis of GVAX-induced antibody responses has shown that at least two of the identified antibody responses are associated with patient survival. These results were presented at the American Society of Clinical Oncology’s Genitourinary Cancer Symposium.

•	Announced in January 2008 that the Independent Data Monitoring Committee (IDMC) for VITAL-1, the first of two ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, completed a preplanned interim analysis in the timeframe originally estimated and has recommended that the study continue. As is customary to preserve study blinding, the IDMC provided no information to the company other than the recommendation to continue the trial. The company expects to have enough events needed to trigger the final analysis of VITAL-1 in the second half of 2009. The second Phase 3 trial, VITAL-2, is expected to complete enrollment in the first half of 2009 and have enough events for a preplanned interim analysis in the same timeframe.

Upcoming Corporate Presentations

Members of the Cell Genesys management team plan to present at the following investor conferences in the coming months:

•	Leerink Swann’s Solid Tumors Roundtable Conference, New York, New York, May 9;

•	Rodman and Renshaw’s 5th Annual Global Healthcare Conference, Monte Carlo, Monaco, May 19-20;

•	Needham and Company’s 7th Annual Biotechnology & Medical Technology Conference, New York, New York, June 11-12; and

•	Canaccord Adams’ 28th Annual Global Growth Conference, Boston, Massachusetts, August 12-14.

These corporate presentations will be available via webcast on the investor section of the Cell Genesys corporate website, www.cellgenesys.com.

Cell Genesys will host its quarterly conference call and webcast today, Thursday, May 1, 2008 at 5:00 p.m. ET, to discuss first quarter financial results and recent company events. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the United States and 320-365-3844 from outside the United States. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 919280.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms–GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, which is being developed in partnership with Takeda Pharmaceutical Company Limited, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Forward-Looking Statement

Statements made herein about the company, other than statements of historical fact, including statements about the progress, results, findings and timing of the company’s clinical trials and preclinical programs, current and potential corporate partnerships, the nature of product pipelines and anticipated operating results and cash expenditures are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, the ability to raise capital, operating expense levels and the ability to establish and retain corporate partnerships and other risks. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2008	2007

Revenue	$13,418	$1,273
Operating expenses:
Research and development	29,265	24,015
General and administrative	5,383	5,245
Total operating expenses	34,648	29,260

Loss from operations	(21,230)	(27,987)
Other income (expense):
Interest and other income	1,367	1,922
Interest expense	(2,560)	(2,599)

Loss before income taxes	(22,423)	(28,664)
Income tax provision	(129)	(785)

Net loss	$(22,552)	$(29,449)

Basic and diluted net loss per common share	$(0.29)	$(0.49)

Weighted average shares of common stock outstanding – basic and diluted	78,659	60,649

CONSOLIDATED BALANCE SHEET DATA
(in thousands)	March 31,	December 31,
	2008	2007

	(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash	$114,853	$147,306
Receivable from collaborative partner	50,000	—
Prepaid expenses and other current assets	2,933	3,932
Property and equipment, net	115,782	119,011
Unamortized debt issuance costs and other assets	2,939	3,143

Total assets	$286,507	$273,392

Deferred revenue	$18,182	$12,000
Other current liabilities	18,271	22,561
Current portion of accrued income taxes	9	4
Other liabilities	3,595	3,451
Non-current portion of deferred revenue	31,818	—
Non-current portion of accrued income taxes	6,316	6,192
Non-current portion of capital lease obligation	46,094	46,635
Convertible senior notes	145,000	145,000
Stockholders’ equity	17,222	37,549

Total liabilities and stockholders’ equity	$286,507	$273,392

Note 1. Derived from audited financial statements.

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